LAKELAND FINANCIAL CORPORATION
401(K) PLAN
FINANCIAL STATEMENTS
December 31, 2021 and 2020

LAKELAND FINANCIAL CORPORATION 401(K) PLAN
Warsaw, Indiana
FINANCIAL STATEMENTS
December 31, 2021 and 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Retirement Plan Committee, Plan Administrators,
and Plan Participants
Lakeland Financial Corporation 401(k) Plan
Warsaw, Indiana

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of Lakeland Financial Corporation 401(k) Plan (the "Plan") as of December 31, 2021 and 2020, the related statement of changes in net assets available for benefits for the year ended December 31, 2021, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2021 and 2020, and the changes in net assets available for benefits for the year ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the Plan's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2021 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the information presented in the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedule is fairly stated in all material respects in relation to the financial statements as a whole.

1.

/s/ Crowe LLP
Crowe LLP

We have served as the Plan's auditor since 1983.

New York, New York
June 22, 2022

2.

LAKELAND FINANCIAL CORPORATION 401(K) PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
December 31, 2021 and 2020

	2021	2020
Assets

Investments, at fair value	$134,754,382	$109,321,251

Receivables
Employer contributions	1,320,772	974,768
Other receivables	0	25,173
	1,320,772	999,941

Net assets available for benefits	$136,075,154	$110,321,192

See accompanying notes to financial statements.
3.

LAKELAND FINANCIAL CORPORATION 401(K) PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
Year Ended December 31, 2021

Additions to net assets attributed to:
Investment income
Interest and dividends income	$7,163,237
Net appreciation in fair value of investments	24,044,146
Total investment income	31,207,383

Contributions
Employer	2,336,750
Participants	3,173,652
Rollover	153,231
Total contributions	5,663,633

Total additions	36,871,016

Deductions from net assets attributed to:
Benefits paid directly to participants	11,112,958
Administrative expenses	4,096
Total deductions	11,117,054

Net increase	25,753,962

Net assets available for benefits
Beginning of year	110,321,192

End of year	$136,075,154

See accompanying notes to financial statements.
4.

LAKELAND FINANCIAL CORPORATION 401(K) PLAN
NOTES TO FINANCIAL STATEMENTS
Year Ended December 31, 2021

NOTE 1 - DESCRIPTION OF PLAN
The following description of the Lakeland Financial Corporation 401(k) Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions.
General: The Plan is a defined contribution 401(k) profit sharing plan covering substantially all employees of Lakeland Financial Corporation (“LFC”) and its subsidiary, Lake City Bank (collectively, “employer”). An employee becomes eligible to enter the Plan on January 1, April 1, July 1, and October 1 following attainment of age 18 and completion of one month of service.
The Plan was originally adopted December 13, 1983 and has been amended and restated. Participants should refer to the amended and restated Plan agreement for a more complete description of the Plan’s provisions. The Plan provides for retirement, death, disability and termination benefits, and it is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).
Investment Funds: The Plan consists of 30 funds, or investment options, one of which is invested in LFC common stock. Fourteen of the funds are "Fidelity Freedom" funds that are targeted retirement funds consisting of blends of equities and fixed income securities. The "Artisan Mid-Cap Fund", "Victory Sycamore Established Value Fund", "MFS Value R3 Fund", "Fidelity Contrafund", "T. Rowe Price QM Small-Cap Fund", "MFS New Discovery Value Fund", "Fidelity Spartan 500 Index Advantage Fund", "Fidelity Small-Cap Index Fund" and "Fidelity Mid-Cap Index Fund" are invested primarily in common and preferred stock. The "Fidelity Spartan US Bond Index Fund" and "Baird Short-Term Bond Fund" are invested primarily in fixed income securities. The "Fidelity Retirement Money Market Fund" is invested primarily in short-term fixed income investments having maturities of one year or less, and the "Fidelity Diversified International Fund" and "Fidelity Spartan Emerging Markets Index Advantage Fund" are invested primarily in foreign common stocks. The "PIMCO All Asset Fund" is invested primarily in mutual funds. A participant's salary redirection is invested in any of the funds offered at the participant's discretion. Employer matching contributions are invested in the same funds as the participant's salary redirection, and in the same proportions.
Participant Accounts: Each participant’s account is credited with the participant’s contribution and allocation of (a) the employer’s contributions, (b) Plan earnings and (c) forfeitures of non-vested balances of account of participants who have left the Plan and charged with his or her withdrawals. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant, or beneficiary, is entitled is the benefit that can be provided from the participant’s vested account.
Contributions: The Plan provides that participants may make voluntary pre-tax or Roth contributions to the Plan in amounts up to 80% of eligible compensation or to the maximum amount allowable under the Internal Revenue Code ($19,500 in 2021). Catch up contributions are permitted for those eligible employees over the age of 50 years and are limited to $6,500 in 2021. Each year the employer may set a matching percentage of a participant’s compensation, as well as make discretionary contributions. For 2021, the matching percentage was set at 109% of the first 6% of compensation an employee contributes to the Plan as a voluntary contribution. In addition, no discretionary contributions were made. All contributions were cash contributions.
The Plan includes an auto-enrollment provision whereby all newly eligible employees are automatically enrolled in the Plan unless they affirmatively elect not to participate in the Plan. Automatically enrolled

5.

LAKELAND FINANCIAL CORPORATION 401(K) PLAN
NOTES TO FINANCIAL STATEMENTS
Year Ended December 31, 2021

participants have their deferral rate set at six percent of eligible compensation and their contributions invested in a designated balanced fund until changed by the participant.
Death, Disability or Retirement Benefits: Under the Plan, participants, or their beneficiaries, are entitled to 100% of their account balance upon death, disability, or retirement.
Vesting: Participants are 100% vested in salary deferral contributions. Employer contributions vest according to a five-year graded schedule.
Forfeitures: Upon termination of employment, participants with less than five years of credited service will forfeit their non-vested balances. Forfeitures of non-vested terminated participants’ accounts are used to pay Plan expenses and/or offset employer contributions. Unallocated forfeitures amounted to $70,483 and $68,632 as of December 31, 2021 and 2020, respectively. Forfeitures of $70,678 were used to pay Plan expenses and to offset employer contributions for 2021.
Payments of Benefits: On termination of service, a participant may elect to receive either a lump sum or direct rollover amount equal to the value of his or her vested interest in the account. The Plan also permits in-serve withdrawals for participants upon attainment of age 59 ½ years or for participants with a hardship, subject to certain criteria and a $500 minimum amount. For distributions of LFC stock, distributions are made in stock or cash at the participant’s option, with the exception of fractional shares which are paid out in cash. Distributions out of the other funds are made in cash.
Administrative and Investment Management Expenses: Substantially all administrative expenses are paid by the employer. Investment management fees are charged to the Plan as a reduction of investment return and included in the investment income reported by the Plan.
NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The policies and principles, which significantly affect the determination of net assets and changes in net assets, are summarized below.
Basis of Accounting: The accounting practices and principles followed by the Plan and the methods of applying those principles conform to U.S. generally accepted accounting principles. The financial statements of the Plan are prepared under the accrual basis of accounting.
Investment Valuation and Income Recognition: The Plan’s investments are reported at fair value. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Fair value is the price that would be received by the Plan for an asset or paid by the Plan to transfer a liability (an exit price) in an orderly transaction between market participants on the measurement date in the Plan’s principal or most advantageous market for the asset or liability. Fair value measurements are determined by maximizing the use of observable inputs and minimizing the use of unobservable inputs. The hierarchy places the highest priority on unadjusted quoted market prices in active markets for identical assets or liabilities (Level 1 measurements) and gives the lowest priority to unobservable inputs (Level 3 measurements). The three levels of inputs within the fair value hierarchy are defined as follows:
Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the Plan has the ability to access as of the measurement date.

6.

LAKELAND FINANCIAL CORPORATION 401(K) PLAN
NOTES TO FINANCIAL STATEMENTS
Year Ended December 31, 2021

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
Level 3: Significant unobservable inputs that reflect the Plan’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
In some cases, a valuation technique used to measure fair value may include inputs from multiple levels of the fair value hierarchy. The lowest level of significant input determines the placement of the entire fair value measurement in the hierarchy.

The fair values of LFC common stock and mutual fund investments are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs). Investments measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements at December 31, 2021 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Lakeland Financial Corp Common Stock	$56,921,894	$0	$0
Mutual Funds	77,832,488	0	0

	Fair Value Measurements at December 31, 2020 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Lakeland Financial Corp Common Stock	$43,588,989	$0	$0
Mutual Funds	65,732,262	0	0
Net Appreciation In Fair Value of Investments: in accordance with the policy of stating investments at fair value, net unrealized appreciation for the year along with gains and losses on sales of investments are reflected in the statement of changes in net assets available for benefits as net appreciation in fair value of investments. Unrealized appreciation for investments held as of the end of the current fiscal year is the difference between the current value of those investments and the value of those investments as of the end of the prior fiscal year or the purchase date for investments purchased during the year.
Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the plan administrator to make estimates and assumptions that affect certain reported amounts and disclosures, and actual results may differ from these estimates.

7.

LAKELAND FINANCIAL CORPORATION 401(K) PLAN
NOTES TO FINANCIAL STATEMENTS
Year Ended December 31, 2021

Payment of Benefits: Benefits are recorded when paid.
Concentration of Credit Risk: At December 31, 2021 and 2020, 42% and 40% of the Plan’s investments were in LFC common stock, respectively.
Risks and Uncertainties: The Plan provides for various investment options including any combination of certain mutual funds and stocks. The investments are exposed to various risks, such as interest rate, market, liquidity, credit, and global risks, such as the ongoing pandemic. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is at least reasonably possible that changes in the values of investments will occur in the near term and that such changes could materially affect the amounts reported in the statements of net assets available for benefits, and future statements of changes in net assets available for benefits and participants’ account balances.
NOTE 3 – PLAN TERMINATION
Although it has not expressed any intent to do so, LFC has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA and its related regulations. In the event of termination, participants will become 100% vested in their accounts.
NOTE 4 - PARTIES-IN-INTEREST TRANSACTIONS
Parties-in-interest are defined under Department of Labor Regulations as any fiduciary of the Plan, any party rendering service to the Plan, the employer, and certain others. At December 31, 2021 and 2020, certain investments of the Plan are shares of mutual funds offered by Fidelity Investments. Fidelity Management Trust Company is the Plan trustee and, therefore, these transactions qualify as party-in-interest transactions.
Fees paid by the Plan to Fidelity for administrative services amounted to $4,096 for the year ended December 31, 2021. The Plan also invests in shares of common stock issued by Lakeland Financial Corporation, which qualifies as a party-in-interest investment.
During 2021, the Plan purchased 37,252 shares of Lakeland Financial Corporation common stock at a cost ranging from $59.29 to $75.70 per share. In 2021, the Plan sold 118,161 shares of Lakeland Financial Corporation common stock at a sales price ranging from $55.57 to $78.39 per share and distributed 22,341 shares of common stock to employees due to termination or retirement. Lakeland Financial Corporation paid cash dividends of $1,036,061 to the Plan for 2021.
At December 31, 2021 and 2020, the Plan held the following related party investments (at estimated fair value):

2021:
Lakeland Financial Corporation common stock – 710,281 shares	$56,921,894

2020:
Lakeland Financial Corporation common stock – 813,531 shares	$43,588,989

8.

LAKELAND FINANCIAL CORPORATION 401(K) PLAN
NOTES TO FINANCIAL STATEMENTS
Year Ended December 31, 2021

NOTE 5 - TAX STATUS
The Plan was established using a prototype plan document sponsored by Fidelity Management & Research Company. The Internal Revenue Service issued an opinion letter dated June 30, 2020, indicating that the prototype adopted by the Plan, as then designed, was in accordance with applicable sections of the Internal Revenue Code (“IRC”). Plan management believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the IRC.
Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the Plan. The plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2021 and 2020, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The plan administrator believes it is no longer subject to income tax examinations for years prior to 2018.

9.

SUPPLEMENTAL SCHEDULE

LAKELAND FINANCIAL CORPORATION 401(K) PLAN
SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
December 31, 2021

Name of Plan Sponsor	Lakeland Financial Corporation
Employer Identification Number:	35-1559596
Three Digit Plan Number:	004

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value	(d) Cost	(e) Current Value

		Mutual Funds
*	Fidelity Investments	Fidelity Retirement Money Market Fund 6,595,649 shares	#	$6,595,649
	Victory Sycamore	Victory Sycamore Estb Value Fund 39,394 shares	#	1,955,147
	Artisan Partners	Artisan Mid-Cap Fund 113,203 shares	#	5,039,776
	T. Rowe Price	T. Rowe Price QM Small-Cap Fund 32,873 shares	#	1,507,569
	Pacific Investment Management	PIMCO All Asset Fund 26,368 shares	#	336,722
	Massachusetts Financial Services	MFS Value R3 Fund 31,708 shares	#	1,715,741
	Massachusetts Financial Services	MFS New Discovery Value Fund 93,968 shares	#	1,933,862
	Baird Services	Baird Short-Term Bond Fund 255,521 shares	#	2,488,772
*	Fidelity Investments	Fidelity Contrafund K 512,842 shares	#	9,651,678
*	Fidelity Investments	Fidelity Diversified International Fund K 47,942 shares	#	2,320,391
*	Fidelity Investments	Fidelity Spartan 500 Index Advantage Fund 51,536 shares	#	8,519,969
*	Fidelity Investments	Fidelity Spartan US Bond Index Fund 198,437 shares	#	2,377,278
*	Fidelity Investments	Fidelity Spartan Emerging Markets Fund 66,564 shares	#	804,758
*	Fidelity Investments	Fidelity Mid-Cap Index Fund K 1,852 shares	#	59,233
*	Fidelity Investments	Fidelity Small-Cap Index Fund K 4,677 shares	#	128,895
*	Fidelity Investments	Fidelity Freedom Income Fund K 36,218 shares	#	428,818
*	Fidelity Investments	Fidelity Freedom 2005 K 1,109 shares	#	13,962

(Continued)
10.

LAKELAND FINANCIAL CORPORATION 401(K) PLAN
SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
December 31, 2021

Name of Plan Sponsor	Lakeland Financial Corporation
Employer Identification Number:	35-1559596
Three Digit Plan Number:	004

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value	(d) Cost	(e) Current Value
*	Fidelity Investments	Fidelity Freedom 2010 K 3,016 shares	#	47,412
*	Fidelity Investments	Fidelity Freedom 2015 K 11,840 shares	#	154,274
*	Fidelity Investments	Fidelity Freedom 2020 K 161,401 shares	#	2,685,718
*	Fidelity Investments	Fidelity Freedom 2025 K 374,278 shares	#	5,748,909
*	Fidelity Investments	Fidelity Freedom 2030 K 281,979 shares	#	5,447,840
*	Fidelity Investments	Fidelity Freedom 2035 K 297,658 shares	#	5,036,380
*	Fidelity Investments	Fidelity Freedom 2040 K 313,958 shares	#	3,824,013
*	Fidelity Investments	Fidelity Freedom 2045 K 166,590 shares	#	2,322,271
*	Fidelity Investments	Fidelity Freedom 2050 K 204,138 shares	#	2,874,256
*	Fidelity Investments	Fidelity Freedom 2055 K 135,850 shares	#	2,208,921
*	Fidelity Investments	Fidelity Freedom 2060 K 93,253 shares	#	1,384,802
*	Fidelity Investments	Fidelity Freedom 2065 K 16,218 shares	#	216,991
*	Fidelity Investments	Fidelity Cash Reserves Fund 2,481 shares	#	2,481
				77,832,488
		Common Stock
*	Lakeland Financial Corporation	Common Stock 710,281 shares	#	56,921,894

				$134,754,382
*    Denotes party-in-interest
#    Investments are participant directed, therefore, historical cost information is not required

11.